Exhibit 10.11

495 Old Spanish Trail | Portola Valley, CA 94028

February 22, 2017

M. Scott Faris

1338 SW Ivanhoe Blvd

Orlando, FL 32804

Dear Scott:

Luminar Technologies is very pleased to offer you the transition of your current position of independent contractor to a full-time employee position effective January 1, 2017. Your job title will be Chief Business Officer and your service as a contractor will bridge so that your date of hire for purposes of vesting and service tracking will be 9/1/2016. This is a full-time exempt position based in our Orlando, FL facility and reporting to Austin Russell, CEO.

Your annual base salary of $300,000 will be paid bi-weekly, and is subject to required tax withholdings, and additional elected healthcare benefits. You will also receive a onetime payment of $137,000 per the execution of this agreement.

Luminar Technologies, Inc. is excited about your transition to an employee of our company and is pleased to have previously granted you 60,000 shares of Luminar Technologies, Inc. Common Stock which you will retain as an employee. These shares have a vesting over 4 years based on your date of hire. As previously established, 25% of the shares shall vest 12 months after the date your vesting begins, subject to your continuing full time employment with Luminar Technologies, Inc., and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with Luminar Technologies, Inc. This grant shall be subject to the terms and conditions of Luminar Technologies, Inc.’s Stock Plan and Restricted Stock Purchase Agreement. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or contract.

You have elected to participate in Luminar’s benefit plan which is an important part of your total compensation package. Your benefits package was effective February 1, 2017.

In addition to designated paid holidays, which may change depending on the year, you will enjoy flexible paid time off. These will be days of your choosing so that you may enjoy a work/life balance.

The Immigration Control and Reform Act of 1986 requires that all new employees submit poof of employment eligibility and your right to work in the United States. You will be required to provide documentary evidence of your identity within three (3) business days of your date of hire. And, as a condition of your employment, you are required to sign and comply with an updated Confidential Information & Invention Assignment Agreement.

Employment at Luminar Technologies, Inc. is considered ‘At Will’. Either the employee or the company can terminate the relationship at any time, with or without cause.

This is an important step in our company’s growth and we look forward to continuing our relationship with you, as an employee, at Luminar Technologies, Inc. To accept Luminar Technologies, Inc.’s offer of employment, please sign and date this letter in the space provided below.

Sincerely,

/s/ Austin Russell
Austin Russell
CEO

Agreed to and accepted:

Signature: /s/ Matthew Scott Faris

Printed Name: Matthew Scott Faris

Date: February 22, 2016